Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES FIRST GRIND AT ETHANOL PLANT NEAR OBION, TENNESSEE

Omaha, NE – (Market Wire) – November 10, 2008 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced “first grind” on November 9, 2008, at its ethanol plant near Obion, Tennessee. Following first grind, the plant goes into a start-up phase where systems are tested, calibrated and commissioned.  The Obion facility, which is expected to be fully operational by the end of November, is projected to produce an annual operating output of 110 million gallons of ethanol and 350,000 tons of distillers grains. The facility is Green Plains’ fourth ethanol plant, bringing total expected annual ethanol production capacity to 330 million gallons.

“With this milestone, now all of Green Plains’ production facilities are fully operational,” said Wayne Hoovestol, Chief Executive Officer.  “Moving forward, Green Plains can concentrate its focus on optimizing our operations and adding value to our products.”

 “The Obion ethanol plant was strategically sited because of availability of corn locally and access to the Mississippi River transportation corridor,” said Todd Becker, President and Chief Operating Officer.  “We are very proud of this state-of-the-art facility, which offers significant opportunities for ethanol marketing in the Southeast. Additionally, this facility allows Green Plains to diversify geographically from its three other plants.”

“We are pleased to have a talented group of employees to operate this facility,” added Becker. “We sincerely appreciate the high level of cooperation and assistance that we received from local officials and community leaders. We look forward to working with producers in the Obion area and being an important contributor to the local economy.”

About Green Plains

Green Plains, based in Omaha, Nebraska, has the strategy to become a vertically-integrated, low-cost ethanol producer.  Green Plains’ ethanol segment operates ethanol plants in Iowa, Indiana and Tennessee with a combined expected annual ethanol production capacity of 330 million gallons.  Green Plains’ agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses.   Green Plains has grain storage capacity of approximately 22 million bushels.

This news release may contain, among other things, certain forward-looking statements, with respect to Green Plains, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Green Plains, including, without limitation, statements preceded by, followed by or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. Although we believe that our expectations regarding future events are based on reasonable assumptions, any or all forward-looking statements in this report may turn out to be incorrect. They may be based on inaccurate assumptions or may not account for known or unknown risks and uncertainties. Consequently, no forward-looking statement is guaranteed, and actual future results may vary materially from the results expressed or implied in our forward-looking statements. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

Green Plains Renewable Energy, Inc.

(402) 884-8700

www.gpreinc.com